Exhibit 99.2

Contact:	LeAnne Zumwalt DaVita Inc. 650 696-8910

DaVita to Close Gambro Healthcare Acquisition

El Segundo, California, October 5, 2005 – DaVita Inc. (NYSE: DVA) announced that it expects to fund and close its acquisition of Gambro Healthcare U.S. today. As previously announced, the Federal Trade Commission completed its review of the acquisition earlier this week and has issued a consent order allowing for the closing of the acquisition. DaVita expects to complete the divestitures required by the consent order within the time frame prescribed therein.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. DaVita operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 37 states and the District of Columbia. As of June 30, 2005, DaVita operated or provided administrative services at 706 outpatient centers, serving approximately 57,200 patients.